UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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GTC BIOTHERAPEUTICS, INC.
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November 17, 2008

Dear Shareholders,

I am asking you to consider carefully and to vote for the proposals presented in the enclosed proxy statement so that we can obtain committed funding from our partner, LFB Biotechnologies. The $10 million in net proceeds from this financing will allow us to achieve a major milestone in the development of our company, namely the first FDA approval of a therapeutic product utilizing transgenic production technology.

GTC is the leading company in the development, production, and commercialization of therapeutic proteins using transgenic production technology. We have established strategic positions in recombinant plasma proteins and monoclonal antibodies, building a portfolio of low risk products that address large market opportunities by exploiting the special characteristics of this production technology. This portfolio approach gives us the greatest opportunity to build value in GTC in conjunction with our partnering strategy.

To continue our goal of building shareholder value, however, in the near-term we need additional financial support. The financial markets of the past year have been exceedingly difficult. We have explored many alternatives to date, and after careful consideration, our Board of Directors has determined that the proposed transaction with LFB described in the accompanying proxy statement provides the best way to advance GTC in these challenging times and, therefore, is in the best interests of GTC and its shareholders.

Despite the adverse financial markets, we have made significant progress in developing our business over the course of this year. We have:

  advanced a total of four collaboration product candidates funded by LFB obtained positive results from the clinical studies of ATryn® in hereditary deficiency in the US entered a collaboration with OVATION Pharmaceuticals for the commercialization and further development of ATryn® in the US completed the ATryn® Biologics License Application submission to the FDA and obtained Priority Review, making February 7, 2009 the target date for FDA action

The financing commitment from LFB is a significant recognition of our progress and capability from a key strategic partner and our principal investor. LFB’s proposed investment also represents a very public validation of both GTC and our technology by a knowledgeable industry participant. We are pleased to be working with such a committed strategic partner in such challenging times.

LFB is also interested in ATryn®’s potential in Europe. We are working to reach formal agreements by the end of 2008 that will transfer the ATryn® program in Europe and the Middle East to LFB. We believe LFB’s experience with blood factor markets in Europe can help build significant sales of ATryn® in its approved commercial application and additional progress in its clinical development for larger market acquired deficiency indications.

Important opportunities and milestones are at hand for GTC, namely the approval of ATryn® in the US and its subsequent commercial launch. Please join us in supporting the three proposals being presented at our special meeting on December 10, 2008 to allow us to complete this essential financing.

Sincerely,

Geoffrey F. Cox, Ph.D.
Chairman of the Board and Chief Executive Officer